Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) with respect to the ordinary shares, $0.0001 par value, of JATT III Ventures L.P., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of September 3, 2026.

JATT III Ventures L.P.
a Cayman Islands Limited Partnership

By:	/s/ Someit Sidhu
Name:	Someit Sidhu
Title:	Director

SOMEIT SIDHU

/s/ Someit Sidhu
Someit Sidhu